Exhibit 10.4.2

SECOND AMENDMENT TO STANDARD INDUSTRIAL LEASE-MULTI TENANT GROSS DATED APRIL 16, 1998 BY AND BETWEEN DEL ORO GATEWAY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP, AS LESSOR, AND THE WESTERN STATES GROUP, INC., AS LESSEE.

RECITALS

1.    Both parties agree that DEL ORO GATEWAY PARTNERS, L.P., as Lessor, and THE WESTERN STATES GROUP, INC., as Lessee, entered into a lease agreement dated April 16, 1998 for the premises located at 1935 Avenida Del Oro, Suite P, Oceanside, California.

NOW THEREFORE, this Second Amendment dated February 11, 1999 shall serve to modify the terms and conditions of the above referenced Lease. DEL ORO GATEWAY PARTNERS, L.P. and THE WESTERN STATES GROUP, INC. hereby agree to the following:

1.    Tenant Improvements:

In addition to tenant improvements provided by Lessor under Paragraph 5 of the First Lease Amendment dated January 6, 1999. Lessor shall provide the additional improvements described on the attached two sheets including the new front hallway and the enclosed dry storage/laboratory area. The improvements will specifically include walls, drop ceiling, insulation, fire sprinklers, HVAC, electrical, painting and vinyl tile or carpet flooring.

This work will be done for $9150.00 to be paid by Lessee on completion but not earlier than April 1, 1999.

2.    Monthly Base Rent for Suite E:

The first sub-paragraph is revised to read as follows:

“Should tenant improvements specified under the First and Second Amendments not be completed by April 1, 1999, Lessee shall pay one half rent until complete.”

All other terms and conditions of the Lease shall remain unchanged.

LESSOR:	TENANT:

DEL ORO GATEWAY PARTNERS, L.P. a California Limited Partnership	THIS WESTERN STATES GROUP, INC., a California Corporation

/s/ William A. Shirley	/s/ Michael Crowley, Jr.
William A. Shirley	Michael Crowley, Jr.

February 11, 1999	2-15-99
Date	Date